Exhibit 99.1

SWS Group, Inc. Announces Pricing of Public Offering of 4,347,827 Shares of Common Stock

DALLAS, December 3, 2009 — SWS Group, Inc. (“SWS” or the “Company”) (NYSE: SWS) announced today that it priced the public offering of an aggregate of 4,347,827 shares of SWS common stock at a price of $11.50 per share. The Company has granted the underwriters a 30-day option to purchase up to 652,174 additional shares to cover over-allotments, if any.

This offering is expected to close on Wednesday, December 9, 2009, subject to customary closing conditions. The Company intends to use the net proceeds for general corporate purposes and to support continued growth or selective opportunistic acquisitions. BofA Merrill Lynch is acting as the sole book-running manager for the offering. BMO Capital Markets and Southwest Securities, Inc. are acting as co-managers.

Copies of the final prospectus and prospectus supplement, when available, may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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SWS Group, Inc. Announces Pricing of Public Offering of SWS Common Stock / 2

Company Information

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients, and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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CONTACT: Jim Bowman, Vice President - Corporate Communications, (214) 859-9335

jbowman@swst.com